THIS AGREEMENT is made this 18th day of July 2009

BETWEEN:

(1) Celestial Green Ltd, Company Registration Number 473531

(the "**Client**"); and

(2) Celestial Investments Ltd
Provident House, Burrell Row, Beckenham, Kent, BR3 1AT

(the "**Sole Selling Agents UK and Northern Ireland**").

WHEREBY the Agent and the Client agree as follows:

1. Definitions and Interpretation

1.1 This agreement and any appendices or other documents annexed to or incorporated by reference in, this agreement are to be construed as one document constituting the terms of this agreement (the "**Agreement**").

1.2 The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.3 Words such as "**hereunder**", "**hereto**", "**hereof**", and "**herein**" and other words commencing with "here" shall, unless the context clearly indicates to the contrary, refer to the whole of this Agreement and not to any particular clause hereof.

1.4 The masculine gender shall include the feminine and neuter, the feminine shall include the masculine and neuter and the neuter shall include the masculine and feminine.

1.5 Words in the singular shall include the plural and vice versa.

1.6 References to a "**person**" shall be construed so as to include any firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality) and all other legal entities as well as individuals.

1.7 References to a "**company**" shall be construed so as to include any company, corporation or other body corporate, whether and however incorporated or established.

1.8 References to the **"Parties"** shall include their respective successors, assigns and those claiming under them and the word **"Party"** shall be construed accordingly.

1.9 The word "**including**" shall be deemed to be qualified by the words "without prejudice to the generality of the foregoing" wherever it occurs.

1.9.1 An **Experienced Investor** is a person or body who, at the of the investment, falls into one of the following categories:

(a) A person or partnership whose ordinary business or professional activity includes, or it is reasonable to expect that it includes, acquiring, underwriting, managing, holding or disposing of investments, whether as principal or agent, or the giving of advice concerning investments;
(b) A body corporate that has net assets in excess of Euro €1,000,000 or which is part of a group which has net assets in excess of Euro €1,000,000;
(c) An unincorporated association which has net assets in excess of Euro €1,000,000;

(d)	The trustee of a trust where the aggregate value of the cash and investments which form part of the trust fs assets in excess

(e)	an individual whose net worth , or joint net

(d) The trustee of a trust where the aggregate value of the cash and investments which form part of the trust's assets in excess of Euro €1,000,000;

(e) an individual whose net worth , or joint net worth with that person's spouse, is greater than Euro €1,000,000, excluding that person's principal place of residence; or

(f) a participant who invests a minimum of Euro €100,000 (or equivalent) in the Company.

2. Appointment and Purpose

The Client hereby appoints the Agent and the Agent hereby accepts such appointment on the terms of this Agreement. The Agent shall identify and introduce Prospective Investors (as defined at clause 3.2 below) to the Client in connection with services and products offered by the Client.

3. Fees

3.1 In consideration for the introduction by the Agent to the Client of Prospective Investors, the Client agrees to pay the Agent a sum equal to 10% of capital invested with the Client via Escrow account. No other remuneration shall be payable hereunder.

3.2 Should a Prospective Investor agree to purchase over and above 5 Dollars per credit, as negotiated by the Agent, the difference shall be paid to the Agent via Escrow account.

3.3 "**Prospective Investor**" means any individual or entity (as defined at clause 4.5 below) introduced to the Client by the Agent. All Prospective Investors shall be listed in a schedule, which shall be updated by the Agent and approved by the Client on a monthly basis and which shall include all individuals' or entities' names, contact details and investor types. For the avoidance of doubt, Prospective Investor shall not include investors who are directly referred to the Client by Prospective Investors.

3.4 The fees due and payable hereunder shall be paid to the Agent within one month from the date of receipt by the Client of the funds to which those fees relate, or as otherwise agreed in writing by the Client and the Agent. This obligation shall survive the termination of this agreement except where such termination shall be as a result of the fraud or wilful misconduct of the Agent or any other material breach of the terms hereof.

3.5 In the event that within 90 days following the introduction of a Prospective Investor there has been no communication (e-mail acceptable) or meeting between that Prospective Investor and the Client, then such Prospective Investor will cease to be a Prospective Investor for the purposes hereof.

4. Representations and Warranties

4.1 By entering into this Agreement, the Client represents, warrants and undertakes to the Agent that:

(i) Any information or documentation supplied by the Client to the Agent, when taken as a whole, and each statement of fact therein will, to the best knowledge and belief of the Client, be fair, accurate and not misleading, every statement of opinion, intention or expectation therein will be honestly held and fairly based and there will be no material facts not disclosed therein which, to the best of the Client's knowledge, by their omission make any statement therein misleading. The Client further undertakes to the Agent that if anything occurs to render such statement untrue, unfair or misleading, it will promptly notify the Agent and take all such steps required to correct such statement;

(ii) The Client will use all reasonable endeavours to ensure that it makes available to each Prospective Investor such information as that Prospective Investor may reasonably require and that it provides each Prospective Investor the opportunity to ask questions of, and receive answers from, the Client concerning the terms and conditions of the Client fsroducts andpservices, provided that the Client shall not be so obliged where the action in question would amount to a breach of relevant security laws or of a confidentiality agreement or undertaking;

	(iii)	The Client has and undertakes that it shall maintain all necessary consents and authorisations required in connection with its business affairs;

	(iv)	The Client will use all reasonable endeavours to comply with all applicable laws and regulations;

	(v)	The Agent is not authorised by the Client to transmit to Prospective Investors any marketing material or similar documentation of the Client without the express prior written consent; of the Client fs

	(vi)	The Agent shall be entitled to rely without investigation upon all information supplied to it by the Client and shall not in any respect be responsible for the accuracy or completeness of or have any obligation to verify the same or to conduct any appraisal of assets;

4.2	The Agent represents and warrants that in performing the services under this Agreement, it shall not make any statements to Prospective Investors that involve any misrepresentation of any fact or matter. Further, the Agent undertakes to provide any Prospective Investor only with promotional materials and documents which have been provided or approved by the Client.

4.3 The Client agrees to indemnify the Agent and any individual working for the Agent from and against any losses, claims, demands, damages or liabilities relating to or arising out of activities performed or services furnished by the Agent pursuant to this Agreement. The Client shall not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from the Agent's negligence, wilful misconduct, dishonesty or fraud.

4.4 The Agent agrees to indemnify the Client from and against any losses, claims, demands, damages or liabilities of any kind (including legal fees) incurred by the Client, in the event that the Agent breaches any of its obligations hereunder. The Agent shall not, however, be responsible for any such losses, claims, demands, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted primarily from the Client's negligence, wilful misconduct, dishonesty or fraud.

4.5 The Agent agrees to identify only suitable investors that fall into the definition of "experienced investor" contained in the Financial Services (Experienced Investor Funds) Regulations 2005.

5. No Assignment or Subcontracting

The Client may at its absolute discretion assign to another person, including a body corporate, any of its rights and duties hereunder. The Agent may only make any assignment of its rights and duties hereunder with the express prior written consent of the Client.

6. Non-Exclusivity

Nothing in this Agreement shall be taken as preventing the Client or the Agent entering into similar arrangements with third parties.

7. No Agency

This Agreement shall not be deemed to constitute the Agent as the agent of the Client and the Agent hereby agrees that he shall do nothing which may be construed as an act indicative of such an agency arrangement.

8. Expenses

Each Party shall bear its own expenses in carrying out its duties hereunder. Each Party agrees to pay to the other on demand all costs charges and expenses whatsoever (including without limitation all professional fees and disbursements and all taxes) incurred by the other in connection with the enforcement, preservation or attempted preservation of rights of the other under this Agreement. All such costs charges and expenses shall be paid on a full indemnity basis with interest at the rate of 2% above base (both before and after judgment). Each Party further agrees to indemnify and hold harmless the other from and against all losses, actions, claims, expenses, demands and liabilities incurred by the other resulting from any breach by the first Party of its obligations hereunder.

9. Termination

Either Party may terminate this Agreement by giving the other Party one month's notice in writing. Provided howsoever that the relevant provisions of clauses 3, 4 and 11 shall survive any termination or expiration of this Agreement.

10. Governing Law

This Agreement shall be governed by and construed in accordance with the law of England & Wales. Further it is agreed that the courts of England & Wales will settle any dispute which may arise out of or in connection with this Agreement which may be brought in such courts. Nothing in this clause shall, however, limit the right of the Client to take proceedings against the Agent in any other court of competent jurisdiction, nor shall the commencement of proceedings in one or more jurisdiction preclude the commencement of proceedings in any other jurisdiction whether concurrently or not.

11. Confidentiality

The terms and conditions of this agreement shall remain confidential and only upon written approval from the Client shall its contents be disclosed to any third party unless the Agent is compelled to make disclosure either by regulatory or legal action specifically requiring such disclosure.

12. Counterpart Execution

This Agreement may be executed by the Parties in separate counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

13. Further assurance

At all times after the date hereof the Parties shall, at their own expense, execute all such documents and do all such acts and things as may reasonably be required for the purpose of giving full effect to this Agreement.

14. Waiver

Except as expressly stated, no failure or delay by either Party in exercising any right or remedy provided under this Agreement or by law shall operate as a waiver thereof or preclude its further exercise nor shall any single or partial exercise or waiver of any such right or remedy preclude its further exercise or the exercise of any other right or remedy. No waiver by either Party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such Party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15. Variation

Any variation of this Agreement shall be in writing and signed by or on behalf of each Party.

16. Severability

Each of the provisions of this Agreement shall be severable and distinct from one another and if one or more of such provisions is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal the remaining provisions shall not in any way be affected and shall remain in force.

17. Deemed Modification

If any invalid, unenforceable or illegal provision (or part of a provision) would not be invalid, unenforceable or illegal if its form or effect were modified in any way, it shall be deemed to have such modified form or effect in order to give effect to the commercial intention of the Parties.

18. Entire Agreement

18.1 This Agreement constitutes the whole agreement between the Parties and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter hereof.

18.2 Nothing in this clause operates to limit or exclude any liability for fraud.

18.3 The rights and remedies provided by this Agreement are cumulative and not exclusive of rights or remedies provided by law.

19. Third Party Rights

No term of this Agreement shall be enforceable by a third party (being any person other than the Parties and their permitted successors and assignees).

In witness whereof, the undersigned have executed this Agreement on behalf of

For and on behalf of

Celestial Green Ltd, 473531

D Byrne

David Byrne
Director

For and on behalf of

Celestial Investments Ltd, 6754566

Ciaran Kelly
Director